Exhibit 99.1
NEWS RELEASE
FOR FURTHER INFORMATION, CONTACT:
Steven D. Albright
Vice President and Chief Financial Officer
(636) 537-9715
Reliv’ International Prices Common Stock Public Offering
FOR IMMEDIATE RELEASE
CHESTERFIELD, MO, April 5, 2006 — Reliv’ International, Inc. (Nasdaq/NM — RELV), a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition, today announced that it has priced a public offering of 2,000,000 shares of its common stock at a public offering price of $11.25 per share. The offering consists of 1,200,000 shares offered by the company and 800,000 shares offered by certain selling shareholders. The underwriters have a 30-day option to purchase up to 300,000 additional shares from certain of the selling shareholders to cover over-allotments, if any. The closing of the offering is expected to occur on April 11, 2006, subject to the satisfaction of customary closing conditions.
Reliv’ intends to use the net proceeds from the sale of the company shares for the repayment of debt and for general corporate purposes, including working capital, continued domestic and international growth, and for possible product acquisitions. The company will not receive any proceeds from the sale of common stock by the selling stockholders.
Canaccord Adams Inc. is acting as the sole book-running manager in this offering. Avondale Partners, LLC and The Seidler Companies Incorporated are acting as co-managers.
Copies of the final prospectus can be obtained from Canaccord Adams, Attn: Syndicate Dept., 99 High St., 11th Fl., Boston, MA 02110. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Reliv’ International, Inc.
Reliv’ International, Inc. is a developer, manufacturer and marketer of a proprietary line of nutritional supplements, addressing basic nutrition, specific wellness needs, weight management and sports nutrition. It sells its products through an international network marketing system using independent distributors. Reliv’ has sold products in the United States since 1988 and in selected international markets since 1991.
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     Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv’ with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the company’s web site, www.reliv.com.

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